               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

In Re:
                                                  Consolidated C.A. No. 1052-N
GENENCOR INTERNATIONAL, INC.
SHAREHOLDERS LITIGATION

                         STIPULATION AND AGREEMENT OF
                      COMPROMISE, SETTLEMENT AND RELEASE
                      ----------------------------------

     The parties to the above-captioned consolidated action, by and through their undersigned attorneys, hereby submit this Stipulation and Agreement of
Compromise, Settlement and Release (with the exhibits attached hereto, the
"Settlement" or "Stipulation") for the Court's approval.

     WHEREAS:

     A. On February 15, 2005, Danisco A/S ("Danisco") commenced a tender offer to purchase all outstanding shares of common stock of Genencor International,
Inc. ("Genencor") at $19.25 per share cash (the "Tender Offer");

     B. Danisco also announced that if it completed the Tender Offer
(including, if a majority of the outstanding Genencor shares tendered into the
Tender Offer), Danisco would then effect a short form merger by means of a merger of a Danisco subsidiary with Genencor (the "Merger");

     C. Danisco and Eastman Chemical Co. ("Eastman") each own 485 shares of 7
1/2% Cumulative Series A Preferred Stock of Genencor (the "Series A
Preferred");

     D. During 2002, a special committee of the Genencor Board of Directors considered possible transactions with respect to the Series A Preferred, including possible redemption of the Preferred, but no such redemption or other transaction relating to the Series A Preferred was agreed upon;

     E. During 2003 and 2004, Genencor management engaged in discussions with
Danisco and Eastman regarding a possible transaction regarding the Series A
Preferred, including the possible redemption of the Series A Preferred but no agreement regarding a transaction involving the Series A Preferred could be reached;

     F. In December 2003, the Genencor Board of Directors appointed a "Second
Special Committee" and "Strategic Committee" that were charged with the task of exploring the possibility of a strategic transaction involving Genencor (the
"Strategic Process");

     G. No acceptable transaction proposal resulted from the Strategic Process;

     H. In or about December 2004, Danisco advised Genencor that it was in discussions with Eastman regarding a potential purchase of the Series A
Preferred and Genencor common shares held by Eastman, and was also interested in possibly acquiring the outstanding common shares of Genencor through a tender offer and Danisco offered to acquire all of Genencor's publicly held common stock for $17 per share (the "Danisco Proposal");

     I. In response to the Danisco Proposal, the Genencor Board of Directors
appointed a "Third Special Committee" to review and consider the Danisco
Proposal;

     J. Following negotiations between Danisco and the Third Special Committee,
Danisco agreed to offer to purchase all outstanding shares of common stock of
Genencor for $19.25 per share;

     K. On January 27, 2005, Danisco, certain Danisco subsidiaries, and
Genencor entered into an "Acquisition Agreement" memorializing the terms of the
Tender Offer and Merger;

     L. On January 27, 2005 Danisco, Eastman and certain of their subsidiaries entered into a "Stock Purchase Agreement" pursuant to which Eastman agreed not to tender its shares of

Genencor common stock into the Tender Offer and to sell its Series A Preferred and common shares of Genencor to Danisco in accordance with the terms of that
Agreement;

     M. On February 15, 2005, Danisco filed a Tender Offer Statement (and related documents) and Genencor filed a Schedule 14D-9 (and related documents)
and 13e-3 with the Securities and Exchange Commission relating to the Tender
Offer and Merger (collectively, the "Disclosure Documents");

     N. Two purported class actions were filed on January 27, 2005 and one on
February 4, 2005 in the Delaware Court of Chancery challenging the Acquisition
Agreement, the Tender Offer and the Merger which actions have been consolidated under the above caption and civil action number (the "Action"). The Action was brought by the named plaintiffs in the underlying class actions (the "Class
Plaintiffs"), by and through their undersigned counsel, on behalf of substantially all of the common stockholders of Genencor, excluding Defendants and their affiliates and associates;

     O. The consolidated amended complaint in the Action alleges that the members of the Genencor Board of Directors (the "Individual Defendants"),
Genencor, Danisco and Eastman breached fiduciary duties to the Genencor stockholders by, among other things, approving the Acquisition Agreement and failing to disclose to Genencor stockholders allegedly material information in the Disclosure Documents (collectively, Genencor and the Individual Defendants are referred to as the "Genencor Defendants");

     P. Class Plaintiffs' counsel retained a financial expert to review and consider the terms of the Tender Offer and the Merger, including the information contained in the Disclosure Documents;

     Q. Class Plaintiffs in the Action filed a Motion for Preliminary
Injunction and Motion for Expedited Proceedings on February 25, 2005 and a
hearing on Class Plaintiffs' motion for a preliminary injunction was scheduled for March 11, 2005;

     R. Between February 25 and March 8, 2005, Class Plaintiffs conducted expedited discovery, received substantial document production from the defendants, and conducted depositions of the following witnesses: Soren
Bjerre-Nielsen (CFO of Danisco and director of Genencor); Bruce Cozadd (a
Genencor director and chairman of the Third Special Committee); Raymond J. Land
(Sr. Vice President and CFO of Genencor); Richard Lorraine (CFO of Eastman);
and Marc-Anthony Hourihan of UBS (the financial advisor to the Third Special
Committee).

     S. On March 7, 2005, Class Plaintiffs filed a memorandum of law and other supporting papers in support of their motion for a preliminary injunction.

     T. Counsel engaged in arms-length negotiations concerning a possible settlement of the Action;

     U. Class Plaintiffs' counsel concluded based upon the discovery taken and in consultation with their expert that the price being offered in the Merger and Tender Offer is within a range of fairness but that the Disclosure
Documents contained misleading information and/or omitted material information;

     V. Defendants maintain that the Disclosure Documents constitute an adequate disclosure of all material information, that they are not required to issue any supplemental disclosures under Delaware law and that they have not committed any breaches of fiduciary duties, disclosure violations, or any other breaches or violations whatsoever in connection with the Acquisition Agreement, the Stock Purchase Agreement, the Tender Offer, or the Merger;

     W. Counsel reached an agreement in principle providing for the settlement of the Action between and among Class Plaintiffs, on behalf of themselves and the putative class of persons on behalf of whom Class Plaintiffs have brought the Action, and Defendants. On March 9, 2005, the parties entered into a
Memorandum of Understanding ("MOU") setting forth the parties' agreement in principle to settle the Action and the preliminary terms of the settlement.

     X. Pursuant to the terms of the MOU, on March 9, 2004, Genencor and
Danisco disseminated to all record holders of Genencor common stock a supplement to the Offer to Purchase, the Schedule 14D-9 and the Schedule 13e-3
(the "Supplement") containing additional disclosures recommended by Class
Plaintiffs' counsel;

     Y. Following the negotiation of all other terms of the settlement set forth herein (the "Settlement"), the parties negotiated at arms' length and in good faith the amount of attorneys' fees, costs and expenses to be paid to
Class Plaintiffs' counsel by Genencor, subject to the approval of the Court;

     Z. Counsel for Class Plaintiffs have represented that prior to and throughout the duration of this litigation, they conducted a thorough investigation into the substance of the claims asserted in the Action. This investigation included analyzing documents obtained through publicly available sources, analyzing applicable case law and other authorities and conducting discovery;

     AA. Counsel for Class Plaintiffs have represented that based on this thorough investigation, the additional facts developed in discovery, the events, negotiations and agreements described above, and an analysis of applicable law, Class Plaintiffs and their counsel have concluded that the terms and conditions of the Settlement described herein are fair, reasonable, adequate and in the best interest of Class Plaintiffs and the Class (as defined below);

     BB. Counsel for Class Plaintiffs have represented that Class Plaintiffs have entered into this Stipulation after taking into account, among other things, (i) the risks of continued litigation; (ii) the desirability of permitting the Settlement to be consummated as provided by the terms of this
Stipulation; and (iii) the conclusion of counsel for the Class Plaintiffs that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interest of the Class (as defined below).

     NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to the approval of the Court of Chancery, pursuant to Court of Chancery Rule 23, for the good and valuable consideration set forth herein and conferred on the Class Plaintiffs and the Class (as defined below), including dissemination of additional disclosures in connection with the Tender Offer to address the disclosure claims raised in the Action, that:

     1. The Action shall be dismissed with prejudice, without fees or costs, except as expressly provided in this Stipulation. This Settlement shall fully and completely discharge, dismiss with prejudice, settle, release, enjoin and bar all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against the Defendants in the Action or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders,

representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers or commercial bankers, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns
(collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Action, the Acquisition Agreement, the Stock Purchase Agreement, the
Tender Offer, the Merger, and any public filings or statements (including, but not limited to, public statements, Disclosure Documents and the Supplement) by any of the Defendants in the Action or any other Released Persons in connection with the Disclosure Documents, the Supplement, the Acquisition Agreement, the
Stock Purchase Agreement, the Tender Offer or the Merger (collectively, the
"Settled Claims"); provided, however, that nothing herein shall be deemed to release any right to enforce the Settlement; and further provided that the
Settled Claims shall not include any properly perfected claims for appraisal in connection with the Merger pursuant to 8 Del.C. Section 262.

                           SETTLEMENT CONSIDERATION
                           ------------------------

     2. In consideration for the settlement and dismissal with prejudice of the
Action and releases provided herein, Genencor and Danisco have made supplemental disclosures in connection with the Tender Offer and Merger to address certain of the disclosure claims raised in the Action. These defendants agreed to make the supplemental disclosures requested by plaintiffs' counsel as a direct result of the Action and plaintiffs' counsel's efforts. A copy of the
Supplement containing the supplemental disclosures is attached hereto as Exhibit
D. Defendants

acknowledge that they agreed to make these further disclosures, which were made in the Supplement, as a direct result of the Action and plaintiffs' counsel's efforts and meetings and communications with plaintiffs' counsel.

     3. Defendants also acknowledge that certain of their counsel conferred with counsel for the Class Plaintiffs on certain supplemental disclosures to the Tender Offer, the 14D-9 and the 13e-3 and Genencor and Danisco agreed to disseminate the Supplement.

     4. Defendants have denied, and continue to deny, that they have committed any wrongdoing, violations of law, or breaches of duty. Defendants are entering into this Stipulation solely because the proposed Settlement would eliminate the burden, expense, and distraction of further litigation.

                              CLASS CERTIFICATION
                              -------------------

     5. For purposes of settlement only, the parties agree that the Action shall be maintained as a class action, pursuant to Court of Chancery Rules
23(b)(1) and (b)(2), on behalf of a class consisting of all record holders and beneficial owners of Genencor common stock at any time during the period from
January 27, 2005 (the date that the Acquisition Agreement was approved) through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, and excluding Defendants and their immediate families and affiliates. (the "Class").

                    SUBMISSION AND APPLICATION TO THE COURT

     6. As soon as practicable after this Stipulation has been executed, the parties shall apply jointly for a scheduling order substantially in the form attached hereto as Exhibit A (the

"Scheduling Order") establishing the procedure for: (i) the approval of notice to the Class, and (ii) the Court's consideration of the Settlement, the Class certification and Class Plaintiffs' application for attorneys' fees and expenses. The parties shall include as part of the Scheduling Order a form of notice substantially in the form attached hereto as Exhibit B (the "Notice").

                                    NOTICE

     7. Genencor shall assume the responsibility of providing the Notice in accordance with the Scheduling Order, and Genencor, or its successors in interest, shall be solely responsible for and shall pay all costs and expenses incurred in providing such Notice to the members of the Class. At least ten
(10) days prior to the Settlement Hearing (as defined in paragraph 8 hereof), counsel for Genencor, or its successors in interest, shall file with the Court an appropriate affidavit with respect to the preparation and mailing of the
Notice.

                           ORDER AND FINAL JUDGMENT

     8. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) shall be approved by the Court following a hearing (the "Settlement Hearing") as fair, reasonable, adequate and in the best interests of the Class, the parties shall jointly request that the Court enter an Order and Final Judgment substantially in the from attached hereto as Exhibit C. The Order and Final Judgment shall, among other things:

       a. Certify the Action as a class action pursuant to Delaware Court of
Chancery Rules 23(a) and 23(b)(1) and (b)(2) on behalf of the Class;

       b. Determine that the requirements of the Delaware Court of Chancery
Rules and due process have been satisfied in connection with the Notice;

       c. Certify the Class Plaintiffs as Class Representatives;

       d. Approve the Settlement as fair, reasonable, adequate and in the best interests of the Class;

       e. Dismiss the Action with prejudice on the merits, as against all
Defendants, without costs except as hereinafter provided, and release
Defendants or any other Released Persons from the Settled Claims; and

       f. Determine any award of attorneys' fees and expenses incurred by Class
Plaintiffs' counsel as provided in paragraph 11 hereof.

                           CONDITIONS OF SETTLEMENT

     9. This Settlement shall be null and void and of no force and effect, unless otherwise agreed by the parties pursuant to paragraph 24 herein, if: (a)
the Settlement does not obtain Final Court Approval (as defined below) for any reason; (b) the Action is not dismissed with prejudice against all Defendants, and that dismissal has become final and no longer subject to further appeal or review by lapse of time or otherwise, without awarding costs to any party except pursuant to paragraphs 7 and 12; (c) any of the conditions set forth herein are not satisfied. In such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Action, and neither the existence of this Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in the
Action or in any other litigation or proceeding, except to show the parties'
understanding pertaining to the disclosures contained in the Disclosure
Documents and Supplement.

     10. Neither the existence of this Stipulation or the MOU, nor the contents of either document, nor any negotiations, statements or proceedings in connection therewith, shall be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Action or in any other action or

                                       10

proceeding (whether civil, criminal or administrative). Neither the existence of the Stipulation or the MOU, nor their contents, nor any negotiations, statements or proceedings in connection therewith, shall be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or in any other action, litigation or proceeding
(whether civil, criminal or administrative), except as may be necessary to enforce or obtain Court approval of the Settlement or as may be necessary to explain to the Court or any member of the Class why the Settlement was not consummated in the event that it is terminated. This provision shall remain in force in the event the Settlement is terminated.

                             FINAL COURT APPROVAL

     11. The approval by the Court of the Settlement proposed by this
Stipulation shall be considered final for purposes of this Stipulation ("Final
Court Approval") upon the expiration of the later of: (i) the time for the filing or noticing of an appeal or motion for reargument or rehearing from the
Court's Order and Final Judgment approving the material terms of the
Settlement; (ii) the date of final affirmance of the Court's Order and Final
Judgment on any appeal or reargument or rehearing; or (iii) the final dismissal of any appeal.

                                ATTORNEYS' FEES

     12. Counsel for the Class Plaintiffs intend to apply to the Court for an award of attorneys' fees and expenses (including costs and disbursements), in a total amount not to exceed $550,000. Defendants agree not to oppose any application or part of an application by counsel for the Class Plaintiffs for an award of attorneys' fees and expenses of up to $350,000, but may oppose any request for amounts over $350,000. If the Court grants the fee application, any amount awarded shall be paid to Rosenthal Monhait Gross & Goddess P.A., as receiving agent for counsel for Class Plaintiffs, by Genencor within five (5)
days after the Settlement receives

                                       11

Final Court Approval, as defined in paragraph 11 hereof. Except as expressly provided in this paragraph, none of the Defendants nor their affiliates shall be liable for any fees or expenses of Class Plaintiffs or any member of the Class or by any attorney, expert, advisor, agent or representative of the foregoing in connection with the Action.

                               EFFECT OF RELEASE

     13. The release contemplated by this Stipulation extends to claims that
Class Plaintiffs, on behalf of the Class, do not know or suspect to exist at the time of the release, which, if known, might have affected the Class
Plaintiffs' decision to enter into this release. The Class Plaintiffs and each member of the Class shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person's release of unknown claims. The Class Plaintiffs, on behalf of the
Class, shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code which provides:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
        CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
        FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
        KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT
        WITH THE DEBTOR.

In addition, the Class Plaintiffs, again on behalf of the Class, also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code  Section
1542. Class Plaintiffs, on behalf of the Class, acknowledge that members of the
Class may discover facts in addition to or different from those that they now know or believe to

                                       12

be true with respect to the subject matter of this release, but that it is their intention, on behalf of the Class, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

                                 BEST EFFORTS

     14. In addition to the actions specifically provided for in this
Stipulation, the parties will use their reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the
Stipulation (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement). The parties and their attorneys agree to cooperate fully with one another in seeking the Court's approval of this
Stipulation and the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement.

     15. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this
Stipulation.

                              STAY OF PROCEEDINGS

     16. Pending final action by the Court relating to the Settlement, the parties agree to stay any further discovery or other proceedings in the
Actions, other than those incident to the Settlement itself. The parties also agree to use their reasonable best efforts to prevent, stay or seek dismissal of, or oppose entry of any interim or final relief in favor of any member of the

                                       13

Class in any other litigation that challenges the Settlement, the Tender Offer, the Merger, or otherwise involves a Settled Claim.

     17. The parties will request the Court to order that, pending final determination of whether the Settlement should be approved, Class Plaintiffs and all members of the Class, and any of them are barred and enjoined from commencing, prosecuting, continuing, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Defendant, which have been or could have been asserted, or which arise out of or relate in any way to any of the transactions or events described in any complaint or amended complaint in the Action.

                                   NO WAIVER

     18. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

     19. No waiver, express or implied, by any party of any breach or default by any other party in the performance by the other party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation.

                                       14

                                   AUTHORITY

     20. This Stipulation will be executed by counsel for the parties to the
Action, each of whom represent and warrant that they have the authority from their client to enter into this Stipulation.

                            SUCCESSORS AND ASSIGNS

     21. This Stipulation shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

                                 GOVERNING LAW

     22. This Settlement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware's conflict of law rules. Any dispute arising out of this Settlement shall be litigated in this Court.

                                   WARRANTY

     23. Class Plaintiffs and their counsel represent and warrant that none of
Class Plaintiffs' claims or causes of action referred to in any complaint in the Action or this Stipulation have been assigned, encumbered or in any manner transferred in whole or in part.

                               ENTIRE AGREEMENT

     24. This Stipulation and the MOU constitute the entire agreement among the parties with respect to the subject matter hereof, and may be modified or amended only by a writing signed by the signatories hereto.

                                 COUNTERPARTS

     25. This Stipulation may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties.

                                       15

     26. Signed signature pages of this Stipulation may be delivered by telecopier or other electronic means, which will constitute complete delivery without any necessity for delivery of originally signed signature pages in order for this to constitute a binding agreement.

Dated: March 22, 2005

/s/ Joseph A. Rosenthal                  /s/    Martin P. Tully
--------------------------------------  ----------------------------------------
Joseph A. Rosenthal (#234)              Martin P. Tully (#465)
Carmella P. Keener (#2810)              MORRIS NICHOLS ARSHT & TUNNELL
ROSENTHAL, MONHAIT, GROSS &             1201 N. Market Street
GODDESS, P.A.                           Wilmington, DE 19801
919 N. Market Street, Suite 1401        (302) 658-9200
Citizens Bank Center                    Counsel to Bruce Cozadd, Joseph
Wilmington, DE 19801                    Mollica and Norbert Riedel
(302) 656-4433
Counsel for Plaintiffs and the
Plaintiff Class

/s/ Matthew E. Fischer                 /s/ Jesse A. Finkelstein/by LMZ
-------------------------------------- -----------------------------------------
Donald J. Wolfe (#285)                 Jesse A. Finkelstein (#1090)
Matthew E. Fischer (#3092)             RICHARDS LAYTON & FINGER
POTTER ANDERSON & CORROON              One Rodney Square
Hercules Plaza                         Wilmington, DE 19801
1313 N. King Street                    (302) 651-7754
Wilmington, DE 19899                   Counsel to Genencor International, Inc,
(302) 984-6000                         and Jean-Jacques Bienaime.
Counsel to Eastman Chemical
Corp., Theresa Lee, Gregory Nelson
and James Rogers

                                       16

/s/ Tanya P. Jefferis
----------------------------------------------
James L. Holzman (#663)
Bruce E. Jameson (#2931)
Tanya P. Jefferis (#4298)
PRICKETT, JONES & ELLIOTT, P.A.
1310 King Street
Wilmington, DE 19801
(302) 888-6500
Counsel to Danisco A/S, Soren Bjerre-Nielsen,
Robert H. Mayer, and Jorgen Rosenlund

                                       17

                                                                       EXHIBIT A

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

--------------------------------------------

In Re:  GENENCOR INTERNATIONAL, INC.                  CONSOLIDATED
SHAREHOLDERS LITIGATION                               C.A. No. 1052-N

--------------------------------------------

                                SCHEDULING ORDER

         The parties to the above-captioned consolidated action (the
"Consolidated Action"), having applied pursuant to Court of Chancery Rule 23(e)
for an order approving the proposed settlement of the Consolidated Action in accordance with the Stipulation and Agreement of Compromise, Settlement and
Release entered into by the parties on March ____, 2005 (the "Stipulation"), and for dismissal of the Consolidated Action with prejudice upon the terms and conditions set forth in the Stipulation (the "Settlement"); the Stipulation contemplating certification by this Court of a class in the Action, solely for the purposes of settlement; and the Court having read and considered the
Stipulation and accompanying documents; and all parties having consented to the entry of this Order,

         NOW, THEREFORE, this ____ day of _________________, 2005, upon application of the parties, IT IS HEREBY ORDERED that:

         1. Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

         2. Solely for purposes of the Settlement, the Action below shall be preliminarily maintained as a class action pursuant to Court of Chancery Rules
23(a), 23(b)(1) and (b)(2) on behalf of a class consisting of all record and beneficial owners of the common stock of Genencor during the period beginning on and including the close of business on January 27, 2005 through

                                                                       EXHIBIT A

and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the "Class"). Excluded from the Class are
Defendants, members of their immediate families, and affiliates of Defendants.

         3. A hearing (the "Settlement Hearing") shall be held on
________________, 2005 at _________ _.m., in the Court of Chancery, New Castle
County Courthouse, 500 King Street, Wilmington, Delaware 19801 to:

         a. determine whether the temporary certification herein should be made final;

         b. determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Class;

         c. determine whether an Order and Final Judgment should be entered pursuant to the Stipulation;

         d. consider the application of plaintiffs' counsel for an award of attorneys' fees and expenses for plaintiffs' counsel;

         e. hear and determine any objections to the Settlement or the application of plaintiffs' counsel for an award of attorneys' fees and expenses; and

         f. rule on such other matters as the Court may deem appropriate.

         4. The Court reserves the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys' fees, without

                                       2

                                                                       EXHIBIT A

further notice of any kind other than oral announcement at the Settlement
Hearing or any adjournment thereof.

         5. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

         6. Within ten (10) business days after the date of this Order,
Genencor, or its successors in interest, shall cause a Notice of Pendency of
Class Action, Proposed Settlement of Class Action and Settlement Hearing (the
"Notice") substantially in the form annexed as Exhibit B to the Stipulation to be mailed by United States mail, postage pre-paid, to all members of the Class at their last known address appearing in the stock transfer records maintained by or on behalf of the Company. All record holders in the Class who were not also the beneficial owners of the shares of the Company's common stock held by them of record are requested to forward the Notice to the Class to such beneficial owners of those shares. Genencor, or its successors in interest, shall use reasonable efforts to give notice to such beneficial owners by (a)
making additional copies of the Notice to the Class available to any record holder who, prior to the Settlement Hearing, requests some for distribution to beneficial owners, or (b) mailing additional copies of the Notice to the Class to beneficial owners whose names and addresses Genencor receives from record owners.

         7. The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Settlement
Hearing to all persons entitled to receive such a notice, and fully satisfies the requirements of due process, Rule 23 of the Rules of the Court of Chancery and applicable law. Counsel for Genencor, or its successors in interest,

                                       3

                                                                       EXHIBIT A

shall, prior to the date of the Settlement Hearing directed herein, file with the Court of Chancery proof of mailing of the Notice.

         8. All proceedings in the Consolidated Action, other than such proceedings as may be necessary to carry out the terms and conditions of the
Settlement, are hereby stayed and suspended until further order of this Court.
Pending final determination of whether the Settlement should be approved, plaintiffs, and all members of the Class, are barred and enjoined from commencing, prosecuting or continuing any action asserting any claims that are, or relate in any way to, the Settled Claims as defined in the Stipulation.

         9. Any member of the Class who objects to the Settlement, the Order and
Final Judgment to be entered in the Consolidated Action, and/or plaintiffs'
application for attorneys' fees, or who otherwise wishes to be heard, may appear in person or by his attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown, no person other than plaintiffs' counsel and counsel for the defendants in the Consolidated Action shall be heard and no papers, briefs, pleadings or other documents submitted by any person shall be considered by the
Court unless not later than ten (10) calendar days prior to the Settlement
Hearing directed herein (i) a written notice of intention to appear; (ii) a detailed statement of such person's objections to any matters before the Court;
and (iii) the grounds therefore or the reasons why such person desires to appear and be heard, as well as all documents or writings such person desires the Court to consider, shall be filed by such person in the Court of Chancery and, on or before such filing, shall be served by hand or overnight mail on the following counsel of record:

                                       4

                                                                       EXHIBIT A

                            Joseph A. Rosenthal, Esq.
                    ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
                        919 N. Market Street, Suite 1401
                              Citizens Bank Center
                              Wilmington, DE 19801
                                 (302) 656-4433

                             Counsel for Plaintiffs

                                       and

                              Martin P. Tully, Esq.
                         MORRIS NICHOLS ARSHT & TUNNELL
                              1201 N. Market Street
                              Wilmington, DE 19801
                                 (302) 658-9200

                        Counsel for Bruce Cozadd, Joseph
                           Mollica and Norbert Riedel

                                       and

                           Jesse A. Finkelstein, Esq.
                            RICHARDS LAYTON & FINGER
                                One Rodney Square
                              Wilmington, DE 19801
                                 (302) 651-7754

                     Counsel to Genencor International, Inc,
                            and Jean-Jacques Bienaime

                                       and

                              Donald J. Wolfe, Esq.
                            Matthew E. Fischer, Esq.
                            POTTER ANDERSON & CORROON
                                 Hercules Plaza
                               1313 N. King Street
                              Wilmington, DE 19899
                                 (302) 984-6000

                       Counsel to Eastman Chemical Corp.,
                  Theresa Lee, Gregory Nelson and James Rogers

                                       and

                                       5

                                                                       EXHIBIT A

                                Bruce E. Jameson
                         PRICKETT JONES & ELLIOTT, P.A.
                               1310 N. King Street
                              Wilmington, DE 19899
                                 (302) 888-6500

         10. Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding, unless the Court orders otherwise.

         11. If the Settlement shall be approved by the Court following the
Settlement Hearing, a Final Order shall be entered as described in the
Stipulation.

         12. If the Settlement, including any amendment made in accordance with the Stipulation, is not approved by the Court or shall not become effective for any reason whatsoever, the Settlement (including any modification thereof made with the consent of the parties as provided for in the Stipulation), and temporary Class certification herein and any actions taken or to be taken in connection therewith (including this Order and any judgment entered herein)
shall be terminated and shall become void and of no further force and effect, except for Genencor's obligation to pay for any expenses incurred in connection with the Notice to the Class and administration provided for by this Scheduling
Order. In that event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or received as evidence in this or any other action or proceeding.

                                         -------------------------------------
                                                    Vice Chancellor

                                       6

                                                                       EXHIBIT B

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

In Re:                                   |           Consolidated
                                         |           C.A. No. 1052-N
GENENCOR INTERNATIONAL, INC.             |
SHAREHOLDERS LITIGATION                  |

                       NOTICE OF PENDENCY OF CLASS ACTION,
                      PROPOSED CLASS ACTION DETERMINATION,
                      PROPOSED SETTLEMENT OF CLASS ACTION,
                     SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:      ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF GENENCOR
         INTERNATIONAL, INC. AND THEIR LEGAL REPRESENTATIVES, HEIRS, SUCCESSORS
         IN INTEREST, TRANSFEREES AND ASSIGNS, IMMEDIATE OR REMOTE, ON JANUARY
         27, 2005, THE DATE OF THE ACQUISITION AGREEMENT BETWEEN GENENCOR AND
         DANISCO A/S, TO AND INCLUDING THE EFFECTIVE DATE OF THE CONSUMMATION OF
         THE TENDER OFFER AND MERGER.

         PLEASE READ ALL OF THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED
         BY THE LEGAL PROCEEDINGS IN THIS ACTION. IF THE COURT APPROVES THE
         PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE
         FAIRNESS OF THE PROPOSED SETTLEMENT, OR PURSUING THE SETTLED CLAIMS (AS
         DEFINED HEREIN).

         IF YOU HELD THE COMMON STOCK OF GENENCOR INTERNATIONAL, INC. FOR THE
         BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH
         BENEFICIAL OWNER.

I.       PURPOSE OF NOTICE

         The purpose of this Notice is to inform you of the proposed settlement
(the "Settlement") of the actions consolidated into the above-captioned lawsuit
(the "Action") pending in the Court of Chancery of the State of Delaware in and
for New Castle County (the "Court"). This Notice also informs you of the Court's certification of a Class (as defined below) for purposes of the Settlement, and notifies you of your right to participate in a hearing to be held on
_______________, 2005 at ____________., before the Court in the New Castle
County

                                                                       EXHIBIT B

Courthouse, 500 North King Street, Wilmington, Delaware (the "Settlement
Hearing") to determine whether the Court should approve the Settlement as fair, reasonable, adequate and in the best interests of the named plaintiffs (the
"Class Plaintiffs") and the Class, to determine whether counsel for the Class
Plaintiffs have adequately represented the interests of the Class in the
Actions, and to consider other matters, including a request by counsel for the
Class Plaintiffs for an award of attorneys' fees and reimbursement of expenses.

         The court has determined that, for purposes of the Settlement only, the
Action shall be temporarily maintained as a class action under Court of Chancery
Rule 23 by Class Plaintiffs as Class representatives on behalf of all record and beneficial holders of Genencor International, Inc. ("Genencor") common stock on any day during the period from January 27, 2005 (the date of the Acquisition
Agreement between Genencor and Danisco A/S. ("Danisco") (the "Acquisition
Agreement"), to and including the effective date of the consummation of
Danisco's tender offer to purchase all outstanding shares of common stock of
Genencor at $19.25 per share cash (the "Tender Offer") and short form merger of a Danisco subsidiary with Genencor (the "Merger") pursuant to the Acquisition
Agreement (other than Defendants and their "affiliates" and "associates" (as those terms are defined in Rule 12b-2 promulgated pursuant to the Securities Act of 1934)), including the legal representatives, heirs, successors in interest, transferees and assigns of all such foregoing holders and/or owners, immediate or remote (the "Class"). At the Settlement Hearing, among other things, the
Court will consider whether the Class should be certified pursuant to Court of
Chancery Rule 23 and whether Class Plaintiffs and their counsel have adequately represented the Class.

         This Notice describes the rights you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

                                      -2-

                                                                       EXHIBIT B

         If the Court approves the Settlement, the parties will ask the Court at the Settlement Hearing to enter an Order and Final Judgment dismissing the
Actions with prejudice on the merits.

         THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT. IT
         IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS
         AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF
         THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.  BACKGROUND OF THE LAWSUIT

         Three separate actions were filed on January 27, 2005 and February 4,
2005 that were consolidated into this Action. In the Consolidated Amended
Complaint, plaintiffs allege that Danisco and Eastman, by virtue of their ownership of approximately 42% of Genencor's common stock each, are controlling shareholders who owe fiduciary duties to Genencor's other common shareholders.
Plaintiffs allege that the initiation and timing of the Tender Offer and Merger
(collectively the "Transaction") constituted a breach of all the defendants'
duties of loyalty and constituted unfair dealing because the timing of the
Transaction placed an artificial lid on the market price of Genencor's stock because the market did not reflect Genencor's improving potential. The
Consolidated Amended Complaint further alleges that the negotiation and approval of the Transaction did not result from arm's length negotiations because a majority of Genencor's board are affiliated with Danisco or Eastman and because the Third Special Committee, that was appointed by the Genencor Board to review and consider Danisco's offer, lacked the power to truly negotiate at arm's length. The Consolidated Amended Complaint further alleges that the consideration being offered in the Transaction is unfair because, among other things, (a) the intrinsic value of Genencor is materially higher than the amount being offered; (b) the timing of the transaction excludes the benefits to be achieved from a recent $200

                                      -3-

                                                                       EXHIBIT B

million investment in research and development and a $56 million reduction of debt; and (c) the Transaction is designed to benefit Eastman and Danisco at the expense of Genencor's minority public shareholders. The Amended Consolidated
Complaint also alleges that defendants failed to disclose material information in connection with the tender offer and merger, including (i) information relating to the value of Genencor and in particular its health care business,
(ii) information relating to any past or future services UBS Securities ("UBS")
has or expects to provide to Eastman or Danisco, (iii) information relating to amounts that the Individual Defendants will receive from stock options and similar awards in connection with the merger; (iv) identification of the individuals who will serve as directors of the surviving corporation; (v)
information regarding Eastman's reasons for accepting a discounted price for its common and preferred shares of Danisco; (vi) information relating to a license being negotiated by Genencor and Eastman with a third party, and (vii)
information regarding UBS's analysis, including its valuation of the 485 shares of 7 1/2% Cumulative Series A Preferred Stock of Genenor that Danisco and
Eastman each own (the "Series A Preferred") and Genencor's health care business.

         Plaintiffs filed a Motion for Preliminary Injunction and Motion for
Expedited Proceedings on February 25, 2005 and a hearing on plaintiffs' motion for a preliminary injunction was scheduled for March 11, 2005. Between February
25 and March 8, 2005, plaintiffs conducted expedited discovery, received substantial document production from the defendants, and conducted depositions of the following witnesses: Soren Bjerre-Nielsen (CFO of Danisco and director of
Genencor); Bruce Cozadd (a Genencor director and chairman of the Third Special
Committee); Raymond J. Land (Sr. Vice President and CFO of Genencor); Richard
Lorraine (CFO of Eastman); and Marc-Anthony Hourihan of UBS (the financial advisor to the Third Special Committee). During the course of that discovery counsel began to engage in

                                      -4-

                                                                       EXHIBIT B

arms-length negotiations concerning a possible settlement of the Action.
Plaintiffs' counsel concluded based upon the discovery taken and in consultation with their expert that the price being offered in the Merger and Tender Offer was within a range of fairness but that the Disclosure Documents contained misleading information and/or omitted material information. Based upon these conclusions, Plaintiffs and their counsel agreed to settle this matter on the terms and conditions described below.

III.     THE SETTLEMENT AND PARTICIPATION IN THE SETTLEMENT

         In consideration of the Settlement (including any claim for attorneys'
fees in connection with the Action) and the release of all Settled Claims (see
Section IV below), the parties have agreed on the following terms and conditions:

         Defendants acknowledge that they agreed to make further disclosures, which were made in the Supplement, as a direct result of the Action and plaintiffs' counsel's efforts and meetings and communications with plaintiffs'
counsel. Counsel for Defendants also conferred with counsel for the Class
Plaintiffs on certain supplemental disclosures to the Offer to Purchase, the
Schedule 14D-9 and the Schedule 13e-3 (the "Supplement") and Genencor and
Danisco agreed to disseminate the Supplement.

         Defendants also agreed that all costs of providing this Notice of
Settlement to holders of Genencor common stock are being paid by Genencor or its successors in interest.

         If you are a Class member, you will be bound by any judgment entered in the litigation whether or not you actually receive this Notice. You may not opt out of the Class.

IV.      RELEASE

                  The Stipulation of Settlement (the "Stipulation") provides that, subject to Court approval of the Settlement, and in consideration for the benefits provided by the Settlement:

                                      -5-

                                                                       EXHIBIT B

(a) the Actions shall be dismissed on the merits with prejudice as to all
Defendants and against Class Plaintiffs and all members of the Class, without fees or costs (except as provided for therein); and (b) the Actions are compromised, settled, released, discharged and dismissed on the merits with prejudice as to all Defendants and against Class Plaintiffs and all members of the Class, without fees or costs (except as provided for in the Stipulation), and without limiting or being limited by the foregoing, any and all claims, rights, demands, suits, matters, issues or causes of action, whether known or unknown, absolute or contingent, liquidated or unliquidated, suspected or unsuspected, whether or not asserted, threatened, alleged or litigated, at law, equity, or otherwise, of Class Plaintiffs and of all Class members against any of the Defendants and any of their present or former officers, directors, employees, agents, attorneys, advisors, insurers, accountants, proxy solicitors, trustees, financial advisors, commercial bank lenders, persons who provided fairness opinions, investment bankers, associates, representatives, affiliates, parents, subsidiaries (including the directors and officers of such affiliates, parents, and subsidiaries), general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns (collectively, the "Released Persons"), whether under state or federal law, including the federal securities laws, and whether directly, derivatively, representatively or arising in any other capacity, in connection with, or that arise out of, any claim, right, demand, suit, matter, issue or cause of action, whether known or unknown, absolute or contingent, liquidated or unliquidated, suspected or unsuspected, whether or not asserted, threatened, alleged or litigated, at law, equity, or otherwise, that was or could have been brought in the Action, or that arise now or hereafter out of, or that relate in any way to, the acts, facts, subject matter or events referenced or alleged in the Actions, including without limitation, the Merger, the Tender Offer, the
Acquisition Agreement, the Stock Purchase Agreement, the Supplement, the
negotiation and consideration of the Merger and

                                      -6-

                                                                       EXHIBIT B

any agreements and disclosures relating thereto, including the Supplement, and the fiduciary and disclosure obligations of any of the Defendants, or other persons to be released, with respect to any of the foregoing (the "Settled
Claims") are hereby individually and collectively compromised, settled, released, discharged and dismissed with prejudice; provided, however, that nothing herein shall be deemed to release any right to enforce the Settlement;
and further provided that the Settled Claims shall not include any properly perfected claims for appraisal in connection with the Merger.

V.       REASONS FOR THE SETTLEMENT

         Class Plaintiffs, through their attorneys, have conducted a thorough investigation of the claims and allegations asserted in the Actions, as well as the underlying events and transactions relevant to the Actions. Between February
25 and March 8, 2005, plaintiffs conducted expedited discovery, received substantial document production from the defendants, and conducted depositions of the following witnesses: Soren Bjerre-Nielsen (CFO of Danisco and director of
Genencor); Bruce Cozadd (a Genencor director and chairman of the Third Special
Committee); Raymond J. Land (Sr. Vice President and CFO of Genencor); Richard
Lorraine (CFO of Eastman); and Marc-Anthony Hourihan of UBS (the financial advisor to the Third Special Committee). Counsel for the Class Plaintiffs have carefully reviewed documents obtained through publicly available sources, the documents produced by Defendants in the Actions, and the deposition testimony of the witnesses identified above, and conducted factual and legal research concerning the validity of Class Plaintiffs' claims.

         Further, in evaluating the Settlement, Class Plaintiffs and their counsel have considered: (i) the immediate substantial benefits to the members of the Class from the Settlement; (ii) the facts developed during the discovery process; (iii) the attendant risks of continued litigation; and (iv) the probability of success on the merits and allegations contained in the Actions, including the uncertainty relating to the proof of those allegations.

                                      -7-

                                                                       EXHIBIT B

         Defendants have denied, and continue to deny, any wrongdoing or liability with respect to all claims, events and transactions complained of in the Actions, deny that they engaged in any wrongdoing, deny that they committed any violation of the law, deny that they breached any fiduciary duties, and deny liability of any kind to Class Plaintiffs or the Class, but considered it desirable that the Actions be settled and dismissed on the merits and with prejudice in order to: (i) avoid substantial expense, burden and risk of continued litigation; (ii) dispose of potentially burdensome and protracted litigation; and (iii) finally put to rest and terminate the claims asserted in the Actions.

VI.      APPLICATION FOR ATTORNEYS' FEES AND EXPENSES

         At or before the Settlement Hearing, counsel for the Class Plaintiffs will apply to the Court for an award of attorneys' fees and expenses in an amount not to exceed $550,000. Defendants have agreed not to oppose such application up to $350,000. As to any amounts above $350,000, Defendants have reserved the right to object to such application. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independently of any award of attorneys' fees and expenses.

VII.     CLASS ACTION DETERMINATION

         The Court has ordered that, for purposes of the Settlement only, the
Actions shall be temporarily maintained as a class action by the named
Plaintiffs as Class representatives and by counsel for Class Plaintiffs, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and (b)(2).

         Inquiries or comments about the Settlement may be directed to the attention of counsel for the Class Plaintiffs as follows:

                  Richard B. Brualdi, Esq.
                  The Brualdi Law Firm
                  29 Broadway
                  New York, New York 10006
                  (212) 952-0602

                                      -8-

                                                                       EXHIBIT B

VIII.    SETTLEMENT HEARING

         The Court has scheduled a Settlement Hearing which will be held in the
New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801,
on __________, 2005 at _____________, to determine whether: (i) to approve the
Settlement as fair, reasonable and adequate and in the best interests of the
Class; (ii) to dismiss the Actions and release the Settled Claims such that no
Class Plaintiff or Class member could sue on their claims again; (iii) the
Action should be certified as a class action; (iv) Class Plaintiffs and counsel for the Class Plaintiffs have adequately represented the interests of the Class;
and (v) the Court should grant the request of counsel for the Class Plaintiffs for attorneys' fees and expenses.

         The Court has reserved the right to adjourn the Settlement Hearing from time to time by oral announcement at such Settlement Hearing or at any adjournment thereof, without further notice of any kind. The Court has also reserved the right to approve the Settlement with or without modification, to enter an Order and Final Judgment, and to order the payment of attorneys' fees and expenses without further notice of any kind.

IX.      RIGHT TO APPEAR AND OBJECT

         Any member of the Class who (a) objects to the: (i) Settlement, (ii)
Class action determination, (iii) adequacy of representation by Class Plaintiffs and their counsel, (iv) dismissal of the Action, (v) judgment to be entered with respect thereto, and/or (vi) counsel for the Class Plaintiffs' request for fees and reimbursement of costs and expenses in the Actions; or (b) otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement
Hearing. If you want to do so, however, you must, not later than ten (10)
calendar days prior to the Settlement Hearing (unless the Court in its discretion shall otherwise direct for

                                      -9-

                                                                       EXHIBIT B

good cause shown), file with the Register in Chancery, New Castle County
Courthouse, 500 North King Street, Wilmington, Delaware 19801: (i) a written notice of intention to appear, (ii) a statement of your objections to any matters before the Court, and (iii) the grounds thereof or the reasons for your desiring to appear and be heard, as well as documents or writings you desire the court to consider. Also, on or before the date you file such papers, you must serve them by hand or overnight courier upon each of the following attorneys of record:

                  Joseph A. Rosenthal, Esquire
                  Rosenthal, Monhait, Gross & Goddess, P.A.
                  919 North Market Street, Suite 1401
                  P.O. Box 1070 Wilmington, DE 19899

                  Martin P. Tully, Esquire
                  Morris Nichols Arsht & Tunnell
                  1201 North Market Street
                  PO Box 1347
                  Wilmington DE  19899-1347

                  Bruce E. Jameson, Esquire
                  Prickett, Jones & Elliott, P.A.
                  1310 North King Street
                  P.O. Box 1328 Wilmington, DE 19899

                  Donald J. Wolfe, Esquire
                  Potter Anderson & Corroon LLP
                  1313 North Market Street
                  P.O. Box 951 Wilmington, DE 19899

                  Jesse A. Finkelstein, Esquire
                  Richards, Layton & Finger, P.A.
                  One Rodney Square
                  920 North King Street
                  Wilmington, DE  18901

Any Class member who does not object to the Settlement, the Class action determination, or the request by counsel for the Class Plaintiffs for an award of attorneys' fees or expenses need not do anything at this time.

                                      -10-

                                                                       EXHIBIT B

         Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the Class action determination or the judgment to be entered in the Action, or otherwise to be heard, except by serving and filing written objections as described above.

         Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

X.       INTERIM INJUNCTION

         Pending final determination of whether the Stipulation should be approved, Class Plaintiffs and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs and assigns are barred and enjoined from commencing or prosecuting any action either directly or in any other capacity which asserts Settled Claims against any of the Released Persons.

XI.      ORDER AND FINAL JUDGMENT OF THE COURT

         If the Court determines that the Settlement, as provided for in the
Stipulation, is fair, reasonable, adequate and in the best interests of the
Class, the parties will ask the Court to enter an Order and Final Judgment, which will, among other things:

                                      -11-

                                                                       EXHIBIT B

         1. approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate and in the best interests of the Class, pursuant to Court of Chancery Rule 23(e);

         2. authorize and direct the performance of the Settlement in accordance with its terms and conditions and reserve jurisdiction to supervise the consummation of the Settlement provided herein; and

         3. dismiss the Action with prejudice on the merits and release
Defendants, and each of them, and all the Released Persons from the Settled
Claims.

XII.     NOTICE TO PERSONS OR ENTITIES HOLDING
         OWNERSHIP ON BEHALF OF OTHERS

         Brokerage firms, banks and/or other persons or entities who held shares of Genencor common stock for the benef
it of others are directed promptly to send
this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to:

                                    Thomas E. Rathjen
                                    Vice President, Investor Relations
                                    Genencor International, Inc.
                                    925 Page Mill Road
                                    Palo Alto, CA  94304
                                    Office:  650-846-5810

XIII.    SCOPE OF THE NOTICE

         This notice is not all-inclusive. The references in this Notice to the pleadings in the Actions, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Actions, claims which have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Class are referred to the Court files in the Actions. You or your attorney may examine the Court files during regular business hours of each business day at the office of the Register in Chancery, in the New Castle County
Courthouse, 500 North King

                                      -12-

                                                                       EXHIBIT B

Street, Wilmington, Delaware 19801. Questions or comments may be directed to counsel for the Class Plaintiffs, Richard B. Brualdi, Esquire, The Brualdi Law
Firm, 29 Broadway, New York, New York 10006.

                  DO NOT WRITE OR TELEPHONE THE COURT

Dated:
      -------------------------

                                        BY ORDER OF THE COURT

                                        ----------------------------------------
                                        Register in Chancery

                                                                       EXHIBIT C

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-----------------------------------------

In Re:  GENENCOR INTERNATIONAL, INC.             CONSOLIDATED
SHAREHOLDERS LITIGATION                          C.A. No. 1052-N

-----------------------------------------

                            ORDER AND FINAL JUDGMENT

         A hearing having been held before this Court (the "Court") on
_________, 2005, pursuant to the Court's Order of _______________, 2005 (the
"Scheduling Order"), upon a Stipulation and Agreement of Compromise, Settlement and Release, filed on ____________, 2005 (the "Stipulation"), of the above captioned consolidated action (the "Action"), which Scheduling Order and
Stipulation are incorporated herein by reference, it appearing that due notice of said hearing was given in accordance with the aforementioned Scheduling Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the Settlement of the Consolidated
Action, and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the
Settlement having been considered by the Court;

         IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this ________ day of
___________________, 2005, as follows:

         1. Unless otherwise defined herein, all defined terms shall have the meanings as set forth in the Stipulation.

         2. The Notice of Pendency of Class Action, Proposed Settlement of Class
Action, Settlement Hearing and Right to Appear ("Notice to the Class") has been given to the Class (as

                                                                       EXHIBIT C

defined therein) pursuant to and in the manner directed by the Scheduling Order;
proof of the mailing of the Notice to the Class was filed with the Court; and
full opportunity to be heard has been offered to all parties, the Class and persons in interest. The form and manner of the Notice to the Class is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Delaware
Court of Chancery Rule 23 and due process, and it is further determined that all members of the Class are bound by the Order and Final Judgment herein.

         3. Based on the record in the Action, each of the provisions of Court of Chancery Rule 23 has been satisfied and the Action has been properly maintained according to the provisions of Court of Chancery Rules 23(a),
23(b)(1) and (b)(2). Specifically, this Court finds that (1) the Class, as defined below, is so numerous that joinder of all members is impracticable; (2)
there are questions of law and fact common to the Class; (3) the claims of the plaintiffs are typical of the claims of the Class; and (4) the plaintiffs and their counsel have fairly and adequately protected the interests of the Class.

         4. The Action is hereby certified as a class action, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and (b)(2), on behalf of a class composed of all record and beneficial owners of Genencor's common stock during the period beginning on and including the close of business on January 27, 2005 through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the "Class"). Further, Class Plaintiffs are hereby certified as Class Representatives. The law firms of The Brualdi Law
Firm, The Weiser Law Firm and Wolf Popper LLP are hereby certified as

                                                                       EXHIBIT C

Plaintiffs' Lead Counsel, and the law firm of Rosenthal, Monhait, Gross &
Goddess, P.A. is certified as Delaware Liaison Counsel (collectively "Class
Counsel").

         5. The Settlement is found to be fair, reasonable and adequate and in the best interests of the Class, and is hereby approved pursuant to Court of
Chancery Rule 23(e). The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment.

         6. This Order and Final Judgment shall not constitute any evidence or admission by any party herein that any acts of wrongdoing have been committed by any of the parties to the Action and should not be deemed to create any inference that there is any liability therefore.

         7. The Action is hereby dismissed with prejudice as to all defendants named in the Action and against plaintiffs and all other members of the Class on the merits and, except as provided in the Stipulation, without costs.

         8. All claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against the Defendants in the Action or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial or

                                                                       EXHIBIT C

investment advisors, consultants, accountants, investment bankers or commercial bankers, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Action, the Acquisition Agreement, the Stock Purchase Agreement, the
Tender Offer, the Merger, and any public filings or statements (including, but not limited to, public statements and the Disclosure Documents) by any of the
Defendants in the Action or any other Released Persons in connection with the
Disclosure Documents, the Supplement, the Acquisition Agreement, the Stock
Purchase Agreement, the Tender Offer or the Merger (collectively, the "Settled
Claims") shall be fully and completely discharged, dismissed with prejudice, settled, released, enjoined and barred; provided, however, that nothing herein shall be deemed to release any right to enforce the Settlement; and further provided that the Settled Claims shall not include any properly perfected claims for appraisal in connection with the Merger pursuant to 8 Del.C. ss.262.

         9. The release set forth herein extends to claims that the parties granting the release (the "Releasing Parties") do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing
Parties' decision to enter into the release. The Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California
Civil Code, which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing

                                                                       EXHIBIT C

                  the release, which if known by him must have materially
                  affected his settlement with the debtor.

The Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United
States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

         10. Class Counsel are hereby awarded attorneys' fees and expenses in the amount of $ , which sum the Court finds to be fair and reasonable and which shall be paid to plaintiffs' attorneys in accordance with the terms of the
Stipulation.

         11. The effectiveness of this Order and Final Judgment and the obligations of plaintiffs and Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal from this Order and
Final Judgment that relates solely to the issue of Class Counsel's application for an award of attorneys' fees and expenses.

         12. Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all matters relating to the administration and consummation of the Settlement.

                                                 ---------------------------
                                                      Vice Chancellor